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Exhibit 10.3

AMENDMENT AGREEMENT NO. 3

Dated as of July 1, 2008

to the

JOINT VENTURE AGREEMENT

Dated as of December 20, 2007

By and Among

MOLSON COORS BREWING COMPANY,

COORS BREWING COMPANY,

SABMILLER PLC,

MILLER BREWING COMPANY,

and

MILLERCOORS LLC

AMENDMENT AGREEMENT NO. 3
TO THE JOINT VENTURE AGREEMENT

        This Amendment Agreement No. 3 ("Amendment 3") made as of the 1st day of July, 2008, supplements and amends the Joint Venture Agreement (together with the Exhibits, Schedules and Attachments thereto, and as supplemented and amended by Amendment Agreement No. 1 dated as of April 4, 2008 and Amendment Agreement No. 2 dated as of April 4, 2008, the "JV Agreement") made as of the 20th day of December 2007, by and among Molson Coors Brewing Company, a Delaware corporation ("MCBC"), Coors Brewing Company, a Colorado corporation ("CBC"), SABMiller plc, a company formed under the laws of England and Wales ("SABMiller"), Miller Brewing Company, a Wisconsin corporation ("Miller"), and MillerCoors LLC, a Delaware limited liability company (the "Company"). CBC and Miller are sometimes referred to herein each individually as a "Shareholder" and collectively as the "Shareholders." The Shareholders, MCBC, SABMiller and the Company are sometimes referred to herein each individually as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

        WHEREAS, the Parties have entered into the JV Agreement with the intent of forming a new joint venture to combine their and their Subsidiaries' respective beer, beverage and related operations in the Territory; and

        WHEREAS, the Parties desire to enter into this Amendment 3 to amend and/or clarify certain agreements and covenants in the JV Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.    All terms defined in the JV Agreement shall have the same meanings in this Amendment 3, except as set forth in Section 1.02 below.

        Section 1.02    Amended Definitions.    The definitions of "Miller IP License Agreement" and "Molson Coors IP License Agreement" set forth in Section 1.01(a) of the JV Agreement shall be deleted and replaced in their entirety with the following:

        "Miller IP License Agreement" means that agreement, in the form to be agreed by MCBC and SABMiller and to be entered into as of the Closing, between the Company and Miller Brewing International, Inc. relating to the grant from the Company to Miller Brewing International, Inc. of a non-exclusive, non-transferable, royalty-free, perpetual and irrevocable license (with the right to sublicense) to (i) use the Miller Contributed IP to brew and have brewed product within the Territory for export purposes only; (ii) use the "Miller" name in Miller Brewing International, Inc.'s (and any of its wholly owned direct or indirect subsidiaries) corporate name within and outside the Territory; and (iii) use "Miller Brewing Company" as a trade name outside the Territory.

        "Molson Coors IP License Agreement" means that agreement, in the form to be agreed by MCBC and SABMiller and to be entered into as of the Closing, among the Company, MCBC and CBC relating to the grant from the Company to MCBC and CBC of a non-exclusive, non-transferable, royalty-free, perpetual and irrevocable license (with the right to sublicense) to (i) use the Molson Coors Contributed IP to brew and have brewed product within the Territory for export purposes only; (ii) use the "Coors" name in MCBC's and CBC's (and any of their respective wholly owned direct or indirect subsidiaries') corporate name within and outside the Territory; and (iii) use "Molson Coors Brewing Company" and "Coors Brewing Company" as trade names outside the Territory.

ARTICLE II
EMPLOYEE MATTERS

        Section 2.01    Initial MCBC and Miller Contributions

        (a)   The Parties hereto agree that the text of Section 2.08(b)(ix) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "(ix) all liabilities and related assets in respect of (A) tax-qualified defined benefit obligations relating to the CBC Employee Group (whether arising prior to, on or following the Closing Date) and (B) retiree medical obligations relating to the Transferring CBC Employees (collectively, the "CBC Retiree Liabilities"), subject to the provisions of Section 2.10(b)."

        (b)   The Parties hereto agree that the text of Section 2.09(b)(vii) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "(vii) all liabilities and related assets in respect of (A) tax-qualified defined benefit obligations relating to the Miller Employee Group (whether arising prior to, on or following the Closing Date) and (B) retiree medical obligations relating to the Transferring Miller Employees (collectively, the "Miller Retiree Liabilities"), subject to the provisions of Section 2.10(c)."

        Section 2.02    401(k) Plans.    The Parties hereto hereby agree that the text of Section 6.06(b) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "(b) MCBC and SABMiller agree that, notwithstanding anything in this Agreement to the contrary, MCBC and SABMiller shall take any and all actions necessary to transfer sponsorship of the Molson Coors Savings & Investment Plan and Miller Brewing Company Consolidated Retirement and Thrift Savings Plan and the Miller Brewing Company Salaried Non-Union Employees' Retirement and Savings Plan (collectively, the "401(k) Plans"), respectively, effective as of the Closing, from MCBC and SABMiller and their respective Subsidiaries, respectively, to the Company and, in connection therewith, the Company shall (i) succeed to all of the rights, title and interest (including the rights of MCBC and SABMiller and their respective Subsidiaries, if any, as plan sponsor, plan administrator or employer) under the 401(k) Plans, and (ii) assume any responsibility, obligation or liability relating to the 401(k) Plans (including, without limitation, all liabilities in respect of Excluded CBC Employees and Excluded Miller Employees participating therein) and each contract, agreement or arrangement established thereunder or relating thereto. The Parties also agree that MCBC, CBC and Coors Brewing Company International, Inc. (the "Participating CBC Employers") shall continue to be participating employers in the Molson Coors Savings & Investment Plan and MBC shall continue to be a participating employer in the Miller Brewing Company Consolidated Retirement and Thrift Savings Plan and the Miller Brewing Company Salaried Non-Union Employees' Retirement and Savings Plan, such that all employees thereof (including, without limitation, the Excluded CBC Employees and Excluded Miller Employees) shall continue to be eligible to participate in the applicable 401(k) Plan. The Parties shall cooperate in the execution of any documents, the adoption of any corporate resolutions or the taking of any other reasonable actions (including, without limitation, any required amendments to the 401(k) Plans) (i) to effectuate such sponsorship and succession with respect to the 401(k) Plans and the transfer of each of the contracts, agreements and arrangements established thereunder or relating thereto and (ii) to permit the Participating CBC Employers and MBC to continue as participating employers as contemplated herein, including, without limitation, by ensuring compliance with the requirements of Section 413(c) of the Code."

        Section 2.03    Special Pension Plan Provisions.

        The Parties hereto agree that Section 6.06(g) of the JV Agreement shall be amended by adding the following sentence at the end of such section:

        "Notwithstanding anything in this Agreement to the contrary, the parties hereto agree and acknowledge that: (i) with respect to the Molson Coors Retirement Plan (the "Molson Pension Plan") assumed by the Company pursuant to this Section 6.06(g), the Molson Pension Plan will be amended to provide that, with respect to the Excluded CBC Employees and any individuals who first become employed by MCBC and its Controlled Group Members (as defined in the Molson Pension Plan) on or after the Closing Date and on or prior to December 31, 2008, employment with MCBC and its Controlled Group members (as defined in such plan), including, without limitation, MCBC, after the Closing shall continue to be treated as employment with the plan sponsor for purposes of the Molson Pension Plan with the result that employment with MCBC and its Controlled Group members on or after the Closing Date shall continue to be relevant for purposes of benefit accrual (through December 31, 2008), benefit eligibility and vesting; provided that, to the extent that the aggregate benefits accrued by individuals who first become employed by MCBC and its Controlled Group Members (as defined in the Molson Pension Plan) on or after the Closing Date and on or prior to December 31, 2008 cause an increase in the 2008 service cost of the Molson Pension Plan in excess of 20%, the liability for such excess shall be the sole responsibility of the Molson Coors Group; and (ii) with respect to the Miller Brewing Company Pension Plan (the "Miller Pension Plan") assumed by the Company pursuant to this Section 6.06(g), the Miller Pension Plan will be amended to provide that, with respect to the Retained Miller Employees, employment with Miller and its Controlled Group members (as defined in such plan), including, without limitation, SABMiller, after the Closing shall continue to be treated as employment with the plan sponsor for purposes of the Miller Pension Plan with the result that employment with Miller and its Controlled Group members on or after the Closing Date shall continue to be relevant for purposes of benefit accrual (through 2009), benefit eligibility and vesting. Furthermore, (a) no employee of the Molson Coors Group, other than the Excluded CBC Employees to the extent provided for herein and any individuals who first become employed by MCBC and its Controlled Group Members (as defined in the Molson Pension Plan) on or after the Closing Date and on or prior to December 31, 2008, shall be eligible to participate in the Molson Pension Plan and (ii) no employee of the SABMiller Group, other than the Excluded Miller Employees to the extent provided for herein, shall be eligible to participate in the Miller Pension Plan."

        Section 2.04    Multiemployer Plan Withdrawal Liability.

        The Parties hereto agree that Section 6.06(i) of the JV Agreement shall be amended by adding the following new subsection (iii):

        "(iii) Notwithstanding the foregoing, in the event the consummation of the transactions contemplated by this Agreement are deemed, by the applicable Multiemployer Plan, (i) not to qualify for the special protections afforded by Section 4204 of ERISA and/or (ii) to constitute a complete or partial withdrawal from such Multiemployer Plan and, in connection therewith, a withdrawal liability is assessed against the Company or any member of the Molson Coors Group or SABMiller Group, as applicable (a "Withdrawal Determination"), then the parties agree that the provisions of Section 6.06(i)(ii)(C), (D) and (E) shall not apply to the parties with respect to the Multiemployer Plan making such determination and the Company hereby agrees to satisfy, and to indemnify and hold harmless the Molson Coors Group and SABMiller Group, as applicable, with respect to, any withdrawal liability or other liability incurred in connection with such Withdrawal Determination; provided that the Company's obligation to indemnify the Molson Coors Group or the SABMiller Group, as applicable, pursuant to this Section 6.06(iii) shall be limited with respect to each of the Molson Coors Group and the SABMiller Group, as applicable, to an amount not to exceed the amount of the aggregate estimated withdrawal liability calculated as part of the Revised CBC Retiree Amount or Revised Miller Retiree Amount, as applicable."

        Section 2.05    Assumed Benefit Plans and Employee Benefit Plans.

        The Parties hereto agree that (i) Schedule 6.06(g) to the JV Agreement shall be supplemented and amended by (A) deleting the disclosures set forth in Schedule 6.06(g) of MCBC and CBC's Disclosure Schedules and replacing them in their entirety with Part I of the Supplement to Schedule 6.06(g) attached hereto and (B) deleting the disclosures set forth on Part II of the Supplement to Schedule 6.06(g) attached hereto from Schedule 6.06(g) of the SABMiller and Miller Disclosure Schedules, and (ii) Schedule 4.01(s) to the JV Agreement shall be replaced in its entirety by Amended Schedule 4.01(s) attached hereto.

        Section 2.06    Accrued Salary

        The Parties hereto agree that as soon as reasonably practicable following the Closing each of Miller and CBC shall pay to the Company an amount equal to the aggregate accrued but unpaid base pay (determined as of the Closing Date) for the Transferring Miller Employees and the Transferring CBC Employees, respectively, to the extent that Miller or CBC, respectively, does not make such final payroll payments upon or after the Closing as or before they would otherwise become due.

        Section 2.07    Excluded Employees

        The Parties hereto agree that Schedules 6.06(a) and 6.06(b) shall be replaced in their entirety by Amended Schedules 6.06(a) and 6.06(b) attached hereto, and that Amended Schedules 6.06(a) and 6.06(b) may be updated from time to time upon the consent of SABMiller, with respect to Amended Schedule 6.06(a), or MCBC, with respect to Amended Schedule 6.06(b) (which consent, in either case, shall not be unreasonably withheld or delayed).

ARTICLE III
OTHER AMENDMENTS

        Section 3.01    Molson Coors Contributed Indebtedness.

        The Parties hereto agree that Schedule 2.08(b)(xv) to the JV Agreement shall be amended by adding the disclosures set forth on the Supplement to Schedule 2.08(b)(xv) attached hereto. To the extent that any Outstanding Additional Debt (as defined on the Supplement to Schedule 2.08(b)(xv)) is outstanding as at the Closing Date, MCBC and CBC shall cause an amount equal to the product of (i) the borrowings outstanding under such Outstanding Additional Debt times (ii) the fractional percentage ownership held by MCBC and its subsidiaries in the borrowing entity to be contributed to the Company in cash at Closing.

        Section 3.02    Miller Contributed Brands.

        The Parties hereto agree that Schedule 1.01(b) to the JV Agreement shall be amended by adding, beneath the "Miller" subheading, the Miller Contributed Brands set forth on the Supplement to Schedule 1.01(b) attached hereto.

        Section 3.03    Molson Coors Contributions—Equity.

        The Parties hereto agree that the text of clause (B) of Section 2.08(b)(v) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "(B) the equity of AC Golden Brewing Company LLC and CBC Puerto Rico, LLC;".

        Section 3.04    Miller Contributions—Equity.

        (a)   The Parties hereto agree that the text of Section 2.09(b)(x) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "all of (A) the equity interests in JLB Co. Inc. and Martlet Inc. (each of which shall have been converted to a limited liability company prior to the Closing and be treated as a disregarded entity for U.S. federal income tax purposes), (B) the equity interests currently held by Miller in Foster's USA, LLC (which shall be treated as a partnership for U.S. federal income tax purposes) and (C) the equity interests currently held by MBC Acquisition Corp. in Miller Brands—Milwaukee LLC and Windmill Distributing Company, L.P. (each of which shall be treated as a partnership for U.S. federal income tax purposes); provided, however, that the equity interests held by Martlet Inc. in Foster's USA LLC will be contributed indirectly through the contribution of the equity interests in Martlet Inc. and shall continue to be held by Martlet Inc.; provided further, however, that (1) with respect to each of the Subsidiaries and entities set forth in clauses (A), (B) and (C), any Miller Excluded Assets held by such entities or their Subsidiaries may be transferred out of such entities prior to Closing without violating any other provision of this Agreement, and (2) with respect to each of the Subsidiaries and entities set forth in clauses (A) and (B), no Miller Excluded Liabilities of such entities or their Subsidiaries shall be assumed by the Company (but rather shall be fully assumed by or otherwise be the sole obligation and responsibility of the SABMiller Group Companies);".

        (b)   The Parties hereto agree that the text of Section 2.09(c)(xiii) shall be deleted and replaced in its entirety by the following:

        ", (xiii) hops inventory in excess of that amount required to supply all of the Miller Business hop demands for two years after the Closing Date based on current production levels, any trade receivables in respect of such excess inventory which has been disposed of prior to the Closing Date and any contracts to the extent relating to such excess inventory."

        (c)   The Parties hereto agree that the text of Section 6.08 of the JV Agreement shall be deleted and replaced in its entirety by:

          "(a) Prior to Closing, CBC shall have succeeded to all of the assets and liabilities of Coors Distributing Company (other than those previously divested with respect to the Glenwood Springs location), whether by merger, contribution, liquidation or other reorganization.

          (b)   Prior to Closing, Miller shall cause each of JLB Co. Inc. and Martlet Inc. to be converted to a limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes (an "LLC"), and Miller shall have succeeded to all of the assets and liabilities of each of MBC Acquisition Corp., Miller Products Company, Miller Breweries East, Inc., MBC1, LLC, MBC2, LLC, and Miller Breweries West, L.P., whether by merger, contribution, liquidation or other reorganization."

        Section 3.05    Real Property.

        (a)    Description of Owned Real Property

          (i)    The Parties agree that Schedule 4.01(o) to the JV Agreement is hereby amended by the Supplement to Schedule 4.01(o) attached hereto, which supplement sets forth a correct and complete description of all CBC Owned Real Property and CBC Leased Real Property.

          (ii)   The Parties agree that Schedule 4.02(o) to the JV Agreement is hereby amended by the Supplement to Schedule 4.02(o) attached hereto, which supplement sets forth a correct and complete description of all Miller Owned Real Property and Miller Leased Real Property.

        (b)    Post-Closing Adjustment of Real Property Impositions.

          (i)    The Parties mutually agree that Miller and CBC shall respectively remain liable, as specified in this Section 3.05, for all Real Property Impositions (as defined herein) due or payable with respect to, or otherwise equitably allocable to, any period (or portion thereof) ending on or before the Closing Date. Accordingly: All Real Property Impositions due or payable as to the Miller Owned Real Property with respect to, or otherwise equitably allocable to, any period (or portion thereof) ending on or before the Closing Date shall be paid by Miller, and thus shall be deemed Miller Excluded Liabilities; and, similarly, all Real Property Impositions due or payable as to the CBC Owned Real Property with respect to, or otherwise equitably allocable to, any period (or portion thereof) ending on or before the Closing Date shall be paid by CBC, and thus shall be deemed Molson Coors Excluded Liabilities.

          (ii)   The Parties further mutually agree that, after Closing, the Company shall itself promptly settle and timely remit payment for all Real Property Impositions for which it shall receive from any Governmental Authority, after Closing, notice of or demand for payment. The Parties further mutually agree, and Miller and CBC thus respectively covenant, that, upon such payment by the Company of any Real Property Imposition allocable to any period (or portion thereof) ending on or before the Closing Date, (i) Miller and CBC shall immediately undertake to adjust between themselves the equitable reimbursement of the Company for all Real Property Impositions amounts so settled and paid by the Company, and (ii) Miller and CBC immediately upon reaching agreement on such an equitable adjustment, shall respectively pay such reimbursement to the Company. For purposes of the adjustment provided hereunder, the Parties agree that any special assessments levied by any Governmental Authority for physical improvements benefiting or serving any portion of any Owned Real Property (whether Miller Owned Real Property or CBC Owned Real Property) shall be deemed payable in the maximum number of installments permitted for payment without penalty, and thus that Miller and CBC, respectively, shall be liable only for such portions of such special assessments as shall be due and payable with respect to, or otherwise equitably allocable to, any period (or portion thereof) ending on or before, the Closing Date.

          (iii)  "Real Property Impositions" shall mean any fee, tax, charge, assessment, or imposition levied, assessed, or imposed against all or any portion of the Miller Owned Property or the CBC Owned Real Property. Real Property Impositions shall include, without limitation, all of the following: (A) ad valorem real estate taxes, assessments (general or special), sewer rents, rates and charges, payments in lieu of taxes, transit taxes, and any other federal, state, or local governmental charge, general, special, ordinary, or extraordinary (but not including income or franchise taxes, inheritance, capital stock, or any other taxes imposed upon or measured by Landlord's income or profits); (B) any assessment, fee, or imposition imposed by any property owners' association, condominium association, or similar private body; and (C) any imposition, charge, fee, assessment, or right to reimbursement created under an agreement with a any Governmental Authority respecting the development real property.

        (c)    Closing Covenants and Deliveries Concerning CoorsTek Parcel.    The Parties mutually acknowledge that, while they intend CBC to retain title to that certain portion of the CBC Owned Real Property commonly known as the "CoorsTek Parcel" (as defined in this Section 3.05), CBC will be unable to complete, as of the Closing Date, the administrative boundary adjustment procedure required to permit title to the CoorsTek Parcel to be reserved, on the Closing Date, from CBC's conveyance to the Company of the CBC Owned Real Property. Accordingly, the Parties expressly agree, and CBC thus hereby covenants: (i) That such conveyance of the CBC Owned Real Property shall include the

CoorsTek Parcel; (ii) that the definition of Real Property Transfer Documents in the JV Agreement shall be modified to add the language noted in italicized text below:

          'Real Property Transfer Documents' means, as appropriate, . . . (iii) an Assignment of Ground Lease, in form and substance reasonably acceptable to SABMiller, by which CBC shall (A) assign to the Company a Ground Lease dated December 27, 1992 (as amended) between CBC and CoorsTek, Inc. (the "CoorsTek Ground Lease", (B) automatically assume and take reassignment from the Company of the CoorsTek Ground Lease immediately upon Reconveyance of the CoorsTek Parcel to CBC, and (C) forever fully indemnify the Company for any form of liability that may arise with respect to the CoorsTek Ground Lease during the period between such assignment and reassignment, except to the extent such liability is caused by the negligent or intentionally wrongful acts or omissions of the Company, SABMiller or Miller, or any of their representatives, agents, employees, guests or invitees; (iv) an Assignment and Assumption of Parking Lot and Access Agreement, in form and substance reasonably acceptable to SABMiller, by which CBC shall assign to the Company all of CBC's right, title, and interest in and to a Parking Lot and Access Agreement dated December 27, 1992 (as amended) between CBC and CoorsTek, Inc.; (v) an Assignment and Assumption of Water Services Agreement (CoorsTek), in form and substance reasonably acceptable to SABMiller, by which CBC shall assign to the Company all of CBC's right, title, and interest in and to a Water Services Agreement dated December 14, 1992 between CBC and CoorsTek, Inc.; and (vi) an Assignment and Assumption of Wastewater Services Agreement (CoorsTek), in form and substance reasonably acceptable to SABMiller, by which CBC shall assign to the Company all of CBC's right, title, and interest in and to a Wastewater Services Agreement dated December 14, 1992 between CBC and CoorsTek, Inc.

; and (iii) that, at Closing, the Company shall place of record against the CoorsTek Parcel an easement instrument, in form and substance reasonably acceptable to CBC and Miller, granting occupants of the CoorsTek Parcel a right of access across certain defined, adjacent areas of the lands conveyed to the Company at Closing.

For purposes of this Section 3.05, the term "CoorsTek Parcel" shall mean that parcel of approximately 204,150 square feet (approximately 4.69 acres) more particularly the attached Exhibit A to Amendment 3, with is hereby made a part of this Amendment 3.

        (d)    Post-Closing Covenants and Deliveries Concerning CoorsTek Parcel.

          (i)    The Parties further mutually acknowledge, and CBC hereby covenants, that the CoorsTek Parcel shall be rendered and approved as a discrete and legally conveyable parcel as soon as reasonably practicable after Closing. Accordingly, without limiting the foregoing, CBC covenants that it shall, at its sole cost and expense, and hereafter diligently: (A) complete, on the earliest reasonably practical date after Closing, the administrative boundary adjustment procedure filed by CBC with Jefferson County, Colorado on May 13, 2008 (as modified by a filing dated June 20, 2008), any modification to which filing(s) shall be subject to prior review and approval by the Company, such approval not to be unreasonably withheld, conditioned, or delayed; and (B) upon completing the referenced boundary adjustment procedure, immediately accept reconveyance by quitclaim deed from the Company to CBC of the CoorsTek Parcel (the "Reconveyance"), paying all recording, documentary, title insurance, and similar fees owing with respect to such Reconveyance. The Parties further agree in good faith to cooperate in all reasonable respects in the prosecution of the administrative boundary adjustment and the reconveyance of the CoorsTek Parcel to CBC.

          (ii)   In the event the CoorsTek Parcel boundary adjustment is denied, the Parties agree in good faith to cooperate in and to apply for and prosecute an application to replat the applicable CBC Owned Real Property, including the CoorsTek Parcel, as reasonably necessary to permit the conveyances contemplated in this paragraph. If, for any reason, an order granting the proposed CoorsTek boundary adjustment or an order granting an application to replat the applicable CBC

  Owned Real Property as described in this paragraph is not issued, in either case, within one year after the date of this Amendment 3 (the "Application Period"), then the Parties agree to meet in good faith to determine what action, if any, the Parties will undertake to resolve the ownership of the CoorsTek Parcel, including, without limitation, prosecution of any appeals of any orders denying any applications of the Parties and adjustment of contributions made by the Parties hereunder. The Parties agree that during the Application Period, all rents, charges, fees or other income paid or owing under the CoorsTek Ground Lease and any related agreements between CBC and CoorsTek, Inc., shall be collected by or for the benefit of or paid to CBC, and all taxes, fees and similar charges and expenses, to the extent such can be apportioned the CoorsTek Parcel, shall be the responsibility of and paid by CBC.

        (e)    Real Property Transfer Forms.    The Parties hereto agree that the text of Sections 8.02(c) and 8.03(c) of the JV Agreement shall be deleted in its entirety and replaced with the words "Intentionally omitted.".

        (f)    Miller Title Policies for Real Property Owned by Jacob Leinenkugel Brewing Co., LLC.    The Parties acknowledge and agree that the Miller Title Policies with respect to any Miller Owned Real Property held at Closing by Jacob Leinenkugel Brewing Co., LLC shall insure Jacob Leinenkugel Brewing Co., LLC's fee simple title to each such Miller Owned Property. Accordingly, the Parties hereto agree that Section 8.02(e) of the JV Agreement shall be amended by adding, after the words "the Company's fee simple title", the following: "(including, in pertinent instances, the fee simple title of Jacob Leinenkugel Brewing Co., LLC)".

        Section 3.06    Molson Coors Contributions—Insurance.

        The Parties hereto agree that the text of Section 2.08(b)(xiv) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "all rights, claims and credits arising under any insurance policies maintained by MCBC, CBC or any of their respective Subsidiaries to the extent arising from or applicable to the Coors Business whenever arising and MCBC and CBC shall use commercially reasonable efforts to cause (A) the Molson Coors Group Companies to provide the benefits to the Company of any insurance coverage that has been afforded to any Molson Coors Group Company for claims arising from events, accidents or occurrences before the Closing (it being understood that with regard to "occurrence" form insurance policies, such insurance coverage includes claims made on or after the Closing and arising from occurrences before the Closing) and (B) to the extent any MCBC Group Company continues to insure assets of the Company on or after the Closing, the Company to have rights to any such insurance coverage for those assets as an insured and loss payee;".

        Section 3.07    Miller Contributions—Insurance

        The Parties hereto agree that the text of Section 2.09(b)(xiii) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "all rights, claims and credits arising under any insurance policies maintained by SABMiller, Miller or any of their respective Subsidiaries to the extent arising from or applicable to the Miller Business whenever arising and SABMiller and Miller shall use commercially reasonable efforts to cause (A) the SABMiller Group Companies to provide the benefits to the Company of any insurance coverage that has been afforded to any SABMiller Group Company for claims arising from events, accidents or occurrences before the Closing (it being understood that with regard to "occurrence" form insurance policies, such insurance coverage includes claims made on or after the Closing and arising from occurrences before the Closing) and (B) to the extent any SABMiller Group Company continues to insure assets of the Company on or after the Closing, the Company to have rights to any such insurance coverage for those assets as an insured and loss payee;".

        Section 3.08    Molson Coors Contributions—Molson Coors Assumed Contracts.

        The Parties hereto agree that a new Schedule 2.08(b)(vi) in the form attached hereto shall be added to the JV Agreement, and that the text of Section 2.08(b)(vi) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "subject to Section 6.02(b), all Molson Coors Assumed Contracts; provided that the Contracts set forth on Schedule 2.08(b)(vi) shall not be assigned to or assumed by the Company, and such Contracts shall be treated in the same manner as Contracts for which consent to assignment was not received pursuant to Section 6.02(b);".

        Section 3.09    Miller Contributions—Miller Assumed Contracts.

        The Parties hereto agree that a new Schedule 2.09(b)(v) in the form attached hereto shall be added to the JV Agreement, and that the text of Section 2.09(b)(v) of the JV Agreement shall be deleted and replaced in its entirety with the following:

        "subject to Section 6.02(c), all Miller Assumed Contracts; provided that the Contracts set forth on Schedule 2.08(b)(vi) shall not be assigned to or assumed by the Company, and such Contracts shall be treated in the same manner as Contracts for which consent to assignment was not received pursuant to Section 6.02(c);".

        Section 3.10    Insurance Agreement.

        The Parties hereto agree that a new Section 9.13 shall be added to the JV Agreement to read in its entirety as follows:

        "Insurance Agreement

        Solely with respect to matters which are insured, CBC and Miller agree to defend, indemnify and hold the Company harmless from and against any and all Losses of the Company arising from or relating to any activity or business operation carried out by CBC or Miller, respectively, prior to the Closing Date; provided that such responsibility of CBC and Miller to the Company, however, shall be limited by and only to the extent of insurance proceeds actually recovered by CBC and Miller as a result of the indemnification granted pursuant to this Section 9.13. Notwithstanding anything to the contrary herein, the Company shall pay any deductible or other cost under any applicable insurance policy maintained in place by either CBC or Miller (or any of their respective Affiliates) prior to the Closing Date in connection with any insurance recovery that is to be remitted to the Company pursuant to this Section 9.13; provided that if the recovered amount is allocated between CBC or Miller (or their respective Affiliates) on the one hand, and the Company, on the other hand, based on their respective share of Losses, the Company shall only be required to pay the pro rata portion of the deductible that is equal to its pro rata portion of the recovered amount. The duty to defend under this Section 9.13 includes the duty to pay reasonable attorneys' fees incurred in defending such claims and the duty to indemnify under this Section 9.13 includes the duty to pay any amount imposed by an administrative agency or judgment or settlement reached in a court action, but only to the extent of any amount of insurance proceeds actually recovered.".

        Section 3.11    Capital Expenditure

        The Parties hereto agree that the Early Release Contracts shall include contracts entered into by Miller in relation to the preparation of the Irwindale brewery for the packaging of Coors brands and Salient Software, Inc. for server licenses and maintenance and that accordingly the Early Release Commitment shall be increased by US$910,000 (comprising US$360,000 in respect of the Irwindale brewery and US$550,000 in respect of the server licenses and maintenance).

        Section 3.12    Closing

        Pursuant to Section 3.02 of the JV Agreement the Parties agree that Closing shall take place at 12:01a.m., Eastern Daylight Time, on July 1, 2008.

        Section 3.13    Container Deposits.

        The Parties hereto agree that, wherever used in the JV Agreement, the phrase "container deposits" shall be deemed to exclude any deposits on pallets.

        Section 3.14    Federal Excise Taxes.

        The Parties hereto agree that as soon as reasonably practicable following the Closing, each of Miller and CBC shall pay to the Company an amount equal to the aggregate accrued but unpaid federal excise taxes (determined as of the Closing Date) in respect of the Miller Business and the Coors Business, respectively, to the extent that Miller or CBC, respectively, does not pay such taxes upon or after the Closing on or before they would otherwise become due.

        Section 3.15    Molson Coors Excluded Assets.

        The Parties hereto agree that Schedule 2.08(c)(viii) to the JV Agreement shall be amended by adding the disclosures set forth on the Supplement to Schedule 2.08(c)(viii) attached hereto.

        Section 3.16    Miller—Contracts.

        The Parties hereto agree that the text of items 3, 5, 6, 7, 8 and 80 on Schedule 4.02(m)(ii)(C) to the JV Agreement shall be deleted in its entirety and replaced with the words "Intentionally omitted."

ARTICLE IV
MISCELLANEOUS

        Section 4.01    Incorporation of certain provisions of the JV Agreement.

        The provisions of Article XII (Miscellaneous) of the JV Agreement apply to this Amendment 3 as if expressly set out in full in this Amendment 3.

        Section 4.02    No Other Amendments.

        Except as expressly set out in this Amendment 3, the JV Agreement will continue in full force and effect.

        Section 4.03    Survival.

        Notwithstanding anything to the contrary in the JV Agreement or this Amendment 3, the obligations contained in Article III of this Amendment 3 shall survive and remain in full force notwithstanding a termination of the JV Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and sealed by their respective authorized officers on the day and year first above written.

MOLSON COORS BREWING COMPANY
By:	/s/ DOUGLAS N. BECK
Name:	Douglas N. Beck
Title:	V.P., Deputy General Counsel
COORS BREWING COMPANY
By:	/s/ DOUGLAS N. BECK
Name:	Douglas N. Beck
Title:	Assistant Secretary
SABMILLER PLC
By:	/s/ JOHN DAVIDSON
Name:	John Davidson
Title:	General Counsel & Group Company Secretary
MILLER BREWING COMPANY
By:	/s/ MICHAEL T. JONES
Name:	Michael T. Jones
Title:	Senior Vice President—General Counsel and Secretary
MILLERCOORS LLC
By:	/s/ MICHAEL T. JONES
Name:	Michael T. Jones
Title:	Vice President and Assistant Secretary

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AMENDMENT AGREEMENT NO. 3